UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 20, 2018

GP Strategies Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7234	52-0845774
(Commission File Number)	(IRS Employer Identification No.)

70 Corporate Center 11000 Broken Land Parkway, Suite 200, Columbia, MD	21044
(Address of Principal Executive Offices)	(Zip Code)

(443) 367-9600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2018 the Compensation Committee of the Board of Directors of GP Strategies Corporation (the “Company”) approved certain changes to its Long-Term Incentive Program (“LTIP”) and also approved grants of performance-based restricted stock units to certain officers of the Company, including its Named Executive Officers, under its 2011 Stock Incentive Plan (the “2011 Plan”).

The LTIP provides a target level of equity compensation for each participant, which is determined by multiplying the officer’s annual base salary by a number. The Committee revised the plan to change the multiplier for Scott Greenberg, the Company’s Chief Executive Officer, from 1.4 to 1.3, for Adam Stedham, President to 1.1, for Executive Vice Presidents to 0.8 (including named executive officers Michael R. Dugan, Donald R. Duquette and Deborah T. Ung), and Senior Vice Presidents who participate in the plan to 0.6. The Committee also revised the LTIP to provide that all new grants of restricted stock units under the LTIP will have performance-based vesting.

The Committee also changed the performance measure that the Company will use to determine vesting of the restricted stock units. Previously, performance-based grants vested 50% based on a target level of average annual return on capital (“ROIC”) and 50% based on average annual growth in EBITDA (adjusted to exclude the effect of acquisitions, dispositions, and certain other nonrecurring or extraordinary items). As amended, the LTIP now provides that performance-based grants will vest based on percentage compound annual growth rate (“CAGR”) in “Equity Value per Share” (explained below) over a three year measurement period.

The LTIP defines Equity Value per Share as Adjusted EBITDA (explained below) times a multiplier determined by the Committee, minus debt and cash, then divided by basic shares outstanding on the measurement date. The Committee believes that use of this measurement better provides management with incentives based on factors within their control that align with the creation of value for the Company’s stockholders - the rate of EBITDA growth and capital efficiency in achieving that growth. The use of a fixed multiplier insulates the vesting mechanism from volatility in market prices of the Company’s shares.

Adjusted EBITDA will be calculated as GAAP net income as reported by the Company plus interest, taxes, depreciation, amortization, non‐cash stock compensation expense, and an adjustment determined by the Committee to capture a full 12 months of EBITDA of acquired businesses during the measurement period. The LTIP also authorizes the Committee to make additional adjustments to Adjusted EBITDA for other non‐recurring or non‐cash items as it determines appropriate.

For purposes of the 2018-2020 performance period, the Committee selected a multiplier of 9.5x, based on its consideration of the Company’s 2017 stock price, its average multiple over a five-year period, and the potential effect of future acquisitions. Using this multiplier the Company has calculated its Equity Value per Share as of December 31, 2017 to be $24.89, which compares to an average market price of the Company’s shares during 2017 of $26.34 per share.

The Compensation Committee approved granting performance-based restricted stock units that could result in the issuance of up to 177,314 shares of common stock of the Company, including the grants to the named executive officers listed below. The units will vest based on growth in Equity Value per Share over the three-year performance period ending December 31, 2020.

The Committee set a target level of Equity Value per Share growth for the period at which 141,851 shares would vest. The maximum number of shares potentially issuable represents 125% of this target and requires achieving 120% of the level of growth required to earn the target level. The participants could also earn 10% of the target award for zero growth, and 25%, 50% and 75% of the target number of shares for levels of Equity Value per Share growth of approximately 53%, 67% and 80% of the level of growth required to earn the target award.

Executive Officer	Target Award	Maximum Award
Scott N. Greenberg, Chief Executive Officer	32,284	40,355
Adam H. Stedham, President	23,171	28,964
Michael R. Dugan, Executive Vice President and Chief Financial Officer	9,756	12,195
Donald R. Duquette, Executive Vice President	12,417	15,521
Deborah T. Ung, Executive Vice President	10,643	13,304

The Compensation Committee may change the LTIP at any time in its discretion. The foregoing is only a summary of the LTIP and is qualified by the terms and conditions of the LTIP in its entirety, which the Company expects to include as an exhibit with its quarterly report on Form 10-Q to be filed in respect of the quarter ended June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: April 26, 2018	/s/ Kenneth L. Crawford
Kenneth L. Crawford
Executive Vice President, General Counsel & Secretary

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